EXHIBIT 4.2

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of February 5, 2026 (“Effective Date”), by and between Upexi, Inc., a Delaware corporation (the “Company”), and Polar Multi-Strategy Master Fund (the “Holder”).

WHEREAS, the Company issued to the Holder that certain Common Stock Purchase Warrant (the “Original Warrant”) on December 1, 2025;

WHEREAS, the Original Warrant is exercisable for 3,289,474 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), at a per share exercise price equal to $4.00;

WHEREAS, pursuant to Section 6(l) of the Original Warrant, the Original Warrant may be modified or amended, or the provisions thereof waived, with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to Exercise Price. Subject to the Effective Time, Section 2(b) of the Original Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $2.83, subject to adjustment hereunder (the “Exercise Price”).”

2. Amendment to Call Provision. Subject to the Effective Time, Section 5(a) of the Original Warrant is hereby amended and restated in its entirety as follows:

“(a) Notwithstanding anything herein to the contrary, this Warrant may be redeemed at the option of the Company in whole or in part on a pro-rata basis, upon the closing price of the Common Stock on the Trading Market on which it is then traded has equaled or exceeded $7.00 per share for ten (10) consecutive Trading Days (the “Redemption Condition”). The Company shall provide prompt notice to the Holder upon meeting of the Redemption Condition as provided in Section 6(h) below (the “Notice”). Following or concurrent with the delivery of the Notice, the Company may, at its option, notify the Holder of its election to redeem the Warrants (the “Redemption Notice”), which Redemption Notice shall be delivered no less than 30 calendar days prior to the Redemption Date (as defined below).”

3. Stockholder Approval. The Company shall hold a special meeting of stockholders at the earliest practicable date after the date hereof, but in no event later than [forty five (45)] days after the Effective Date for the purpose of obtaining Stockholder Approval (as defined below), with the recommendation of the Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Stockholder Approval, and request that its officers and directors, cast their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every [two (2)] months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Effective Time.

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“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market LLC (or any successor entity) or by applicable Delaware law, from the stockholders of the Company to consent to the terms of this Amendment.

“Effective Time” means the earlier of (i) receipt of Stockholder Approval or (ii) June 2, 2026.

4. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

5. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 6(e) of the Original Warrant.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

Upexi, Inc.

By:
Name:
Title:

HOLDER

Polar Multi-Strategy Master Fund

By:
Name:
Title:

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